SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy

                    , 2009

To our stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Tuesday, November 10, 2009 at 1:00 p.m., local time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.

If you received your Annual Meeting materials by mail, the Notice of 2009 Annual Meeting of Stockholders, Annual Report, Proxy Statement and proxy card or voting instruction card are enclosed. If you received your Annual Meeting materials by email, the email contains voting instructions and links to the Annual Meeting materials on the Internet.

Please use this opportunity to contribute to our company by voting on the matters to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, if you are a beneficial holder (see definition in the accompanying Proxy Statement), you may cast your vote online even if you did not receive your Annual Meeting materials by email. To vote online, follow the instructions for online voting contained within your Annual Meeting materials. In addition, if you are a beneficial holder and you live in the United States or Canada, you may vote by telephone by following the instructions for telephone voting contained within your Annual Meeting materials. If you are a beneficial holder and you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a registered stockholder (see definition in the accompanying Proxy Statement), please complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

As one of our stockholders, you are probably aware that Steel Partners II, L.P., an activist hedge fund, and related entities (the “Steel Group”), are currently soliciting your written consent to certain corporate actions the Steel Group has proposed be taken without a meeting of stockholders. The Governance and Nominating Committee of our Board of Directors, to which our Board has delegated authority on this matter, has expressed, in consent revocation solicitation and related materials, the firm opposition of the Committee, acting on behalf of our Board, to these hostile proposals by the Steel Group. To avoid any possible stockholder confusion about the proposals our Board has submitted for consideration and vote by our stockholders at this Annual Meeting and the actions proposed by the Steel Group, we have included in the introductory information that precedes our proposals in this proxy statement a brief discussion related to the Steel Group consent.

We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of Adaptec stockholder communications. For more information, see the “Electronic Delivery of Stockholder Communications” section of the enclosed Proxy Statement.

To assure your representation at the Annual Meeting, we urge you to vote as soon as possible. If telephone or online voting is available to you, we encourage you to use these faster and less costly methods.

We hope you’ll join us at the Annual Meeting.

Sincerely,

Subramanian “Sundi” Sundaresh

Chief Executive Officer

Preliminary Copy

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Tuesday, November 10, 2009 at 1:00 p.m., local time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of seven directors to our Board of Directors, each to serve until our 2010 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Paul G. Hansen	Jack L. Howard	Joseph S. Kennedy
Robert J. Nikl	Subramanian “Sundi” Sundaresh	Douglas E. Van Houweling
Gopal Venkatesh

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

3. The transaction of any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on September 14, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors,

Corporate Secretary

Milpitas, California

                    , 2009

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

Preliminary Copy

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

PROXY STATEMENT

For 2009 Annual Meeting of Stockholders

                        , 2009

The accompanying proxy is solicited on behalf of the Board of Directors of Adaptec, Inc., a Delaware corporation (“Adaptec”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Tuesday, November 10, 2009 at 1:00 p.m., local time. This Proxy Statement and the accompanying form of proxy card / voting instruction card were first mailed to stockholders on or about                     , 2009. Our Annual Report for fiscal 2009 is enclosed with this Proxy Statement (the “2009 Annual Report”).

Record Date; Quorum; List of Stockholders of Record

Only holders of record of common stock at the close of business on September 14, 2009 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 120,473,465 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held by them as of the record date. Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions are not counted as votes “FOR” or “AGAINST” the election of directors. Our Corporate Governance Principles set forth our procedures for the nomination of an incumbent director in an uncontested election and our policy relating to the resignation of an incumbent director who fails to receive a majority of the votes cast in an uncontested election. Full details of our resignation policy relating to majority voting for directors are set out in our Corporate Governance Principles, which are available on our website at www.adaptec.com under “Company – Investor Relations – Corporate Governance.” In contested elections, the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

Approval of Proposal No. 2 ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

Voting of Proxies

Stockholders that are “beneficial owners” (your Adaptec shares are held for you in street name by your bank, broker or other nominee) have three options for submitting their votes before the Annual Meeting, by: (a) Internet, (b) telephone or (c) mailing a completed voting instruction card to your bank, broker or other nominee. If you have Internet access and are a beneficial owner of shares of Adaptec common stock, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the voting instruction card. If you live in the United States or Canada and are a beneficial owner, you may also submit your proxy by telephone by following the “Vote by Telephone” instructions on the voting instruction card. If you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a “registered stockholder” (you hold your Adaptec shares in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates), please complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you receive and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the seven nominees named on the proxy card or voting instruction card, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board of Directors may recommend. We encourage beneficial owners with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you also may vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by the majority of the votes cast at the Annual Meeting in uncontested elections and by a plurality of a votes cast in contested elections, abstentions will have no effect on the outcome of Proposal No. 1 the election of the seven nominees to our Board of Directors. Similarly, abstentions will have no effect on Proposal No. 2 the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

If a beneficial owner does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The NASDAQ Global Market. Each of Proposal No. 1 the election of seven directors to our Board of Directors and Proposal No. 2 ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010, constitutes a “routine” proposal. If a broker votes shares that are unvoted by its customers “FOR” or “AGAINST” a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such “routine” proposals. If a broker chooses to leave these shares unvoted, which are referred to as “broker non-votes,” the shares will be counted for the purpose of establishing a quorum for conducting business at the Annual Meeting, but not for determining the outcome of either Proposal No. 1 or Proposal No. 2.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

Expenses of Soliciting Proxies

Our Board of Directors is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. We have engaged Georgeson Inc. to assist in the solicitation of proxies and to provide related advice and information support at an estimated cost of $7,500, plus expenses and disbursements. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Revocability of Proxies

Any person signing a proxy card or voting instruction card in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card or voting instruction card with a later date, by delivering a written notice of revocation to Georgeson Inc., Wall Street Station P.O. Box 1100, New York, NY 10269-0646, or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Adaptec common stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your vote online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner: follow the instructions on the proxy card enclosed with your Annual Meeting materials to enroll.

Beneficial Owner: visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Stock Administration Department at (408) 957-6765.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Adaptec stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year and you would like to have additional copies of the Annual Meeting materials mailed to you, please submit your request to Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035, Attn: Stock Administration Department, or call (408) 957-7824. You may also contact us at this address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 10, 2009.

The proxy materials, including this Proxy Statement, the proxy card / voting instruction card and our 2009 Annual Report on Form 10-K are available on our website at http://www.adaptec.com/investor/proxy.

Information Related to the Solicitation by the Steel Group.

As a stockholder of Adaptec, you are probably aware that Steel Partners II, L.P., Steel Partners Holdings L.P., Steel Partners LLC, Steel Partners II GP LLC, Warren G. Lichtenstein, Jack L. Howard and John J. Quicke (the “Steel Group”), which collectively held approximately 10.11% of the outstanding common stock of Adaptec as of September 3, 2009, are soliciting written stockholder consents to certain corporate actions the Steel Group has proposed be taken without a meeting of stockholders. Warren G. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel Partners II GP LLC. Jack L. Howard is the president of Steel Partners LLC. John J. Quicke serves as a managing director and operating partner of Steel Partners LLC. Messrs. Howard and Quicke also currently serve as directors of Adaptec. The consent solicitation materials distributed by the Steel Group include a WHITE consent card.

As set forth in its consent solicitation materials filed with the SEC by the Steel Group, the Steel Group is seeking your consent for the following proposals:

(1) to repeal any provision of our Amended and Restated Bylaws (the “Bylaws”) in effect at the time this proposal becomes effective that was not included in the Bylaws that became effective on May 6, 2009 and were filed with the SEC on May 12, 2009;

(2) to remove without cause two members of Adaptec’s Board of Directors, Subramanian “Sundi” Sundaresh and Robert J. Loarie and any other person or persons elected or appointed to the Board or any newly created-directorships prior to the effective date of this proposal; and

(3) to amend Section 2.1 of the Bylaws to fix the number of directors serving on the Board of Directors of Adaptec at seven.

The Governance and Nominating Committee of our Board, to which our Board has delegated authority to act on its behalf in the Steel Group consent solicitation and related matters, has voiced its opposition to the hostile solicitation by the Steel Group in consent revocation solicitation and related materials that have been filed by us with the SEC and distributed to our stockholders. (Jack L. Howard, one of the Steel Group’s designees on our Board, recused himself from the decision to oppose the consent revocation solicitation because of his affiliation with the Steel Group and his participation in the Steel Group consent solicitation.) In these materials, our Governance and Nominating Committee expresses its view that the principal purpose for the Steel Group’s proposal is to enable the Steel Group, a minority stockholder, to have disproportionate representation on our Board and thus to enable the Steel Group to obtain disproportionate control over Adaptec’s actions, strategy and direction. As set forth in these materials, the Governance and Nominating Committee also maintains that the proposals to remove directors and reduce the size of our Board, taken together, are designed to enable the Steel Group to reduce the number and influence of unaffiliated independent directors and that the proposal to repeal provisions of our bylaws is designed to nullify unspecified provisions of our bylaws that may be adopted by our Board in its efforts to act in and protect the best interests of Adaptec and our stockholders. (As of the date of this proxy statement, the proposal relating to our bylaws would have the effect of repealing the bylaw amendment approved by the Board of Directors on September 18, 2009, including Mr. Howard, to reduce the size of the board to seven members.)

As the Governance and Nominating Committee’s consent revocation solicitation materials state, because the Governance and Nominating Committee believes that none of these proposals is in the best interests of Adaptec or our stockholders, the Committee’s consent revocation solicitation materials ask you to reject the Steel Group’s proposals by not submitting the white consent card sent by the Steel Group, but instead marking “YES, REVOKE MY CONSENT” on the GOLD consent revocation card and signing and returning the GOLD consent revocation card, distributed with our Governance and Nominating Committee’s consent revocation materials, regardless of whether or not you have previously submitted a white consent card.

If your shares are held in “street name,” only your broker, bank or other nominee can act with respect to your shares, and you will need to contact the person responsible for your account to provide instructions on your behalf.

It is important that stockholders recognize that both the consent solicitation conducted by the Steel Group and the consent revocation solicitation conducted by our Governance and Nominating Committee on behalf of our Board relate to the solicitation or revocation of consents to actions that will not be submitted for stockholder approval at our Annual Meeting and, as such, are being conducted separate and apart from the proxy solicited by this proxy statement on behalf of your Board of Directors to vote your shares at the Annual Meeting. Submitting a white consent card and/or a gold consent revocation card will not have any effect on the voting of your shares at the Annual Meeting. To assure that your voice is heard and your vote is counted at the Annual Meeting, if you do not attend in person, you must complete, sign and return the enclosed proxy card or otherwise submit your proxy by Internet, by telephone or by mailing a completed voting instruction card to your broker, bank or other nominee, as discussed above under the caption “Voting of Proxies.”

YOUR BOARD OF DIRECTORS URGES THAT YOU VOTE AT THE ANNUAL MEETING FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Directions to the Annual Meeting

The Annual Meeting will be held at Adaptec’s offices at 691 South Milpitas Boulevard, Milpitas, California 95035 on Tuesday, November 10, 2009, at 1:00 p.m., local time. Directions to this location are available at www.adaptec.com under the tab “Company—Contact Us—Driving Directions.”

Available Information

Adaptec will mail without charge, upon written request, a copy of Adaptec’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Adaptec, Inc.

Attn: Investor Relations

691 South Milpitas Boulevard

Milpitas, California 95035

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: continued or increased economic weakness and declines in customer spending, the expected impact on our future revenues due to our failure to receive design wins for the next generation serial products from a significant customer, our expected liquidity in future periods and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. On September 18, 2009, our Board of Directors approved the reduction in the size of the Board from nine to seven directors, effective immediately prior to the election of directors at the Annual Meeting. Each of our current directors, with the exception of Jon S. Castor, John Mutch, John J. Quicke and Lawrence J. Ruisi, will stand for re-election at the Annual Meeting. All the nominees, except for Paul G. Hansen, Robert J. Nikl and Gopal Venkatesh, were previously elected by our stockholders. Each of Messrs. Hansen, Nikl and Venkatesh were identified by management and presented to the Governance and Nominating Committee for consideration as possible candidates in the event any vacancies occurred on the Board. It is intended that your proxy will be voted for the election of each of the seven nominees named below, unless you indicate otherwise on your proxy card.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Directors/Nominees

The names of the nominees for election to our Board of Directors, their ages as of the date of this Proxy Statement and certain information about them are set forth below. Additional biographical information concerning each of these nominees follows the table.

Name	Age	Principal Occupation	Director Since
Subramanian “Sundi” Sundaresh	53	President and Chief Executive Officer and Director	2005
Paul G. Hansen (1)	61	Director	—
Jack L. Howard (2)(3)	47	Director	2007
Joseph S. Kennedy (2)(3)	63	Chairman of the Board of Directors	2001
Robert J. Nikl (1)	54	Director	—
Douglas E. Van Houweling (2)(3)	66	Director	2002
Gopal Venkatesh (1)	52	Director	—

(1)	Will serve on the Audit Committee if elected to the Board.
(2)	Will serve on the Compensation Committee if elected to the Board.
(3)	Will continue to serve on the Governance and Nominating Committee if elected to the Board.

Directors

Subramanian “Sundi” Sundaresh has served as our Chief Executive Officer since November 2005 and as our President since May 2005, and briefly served as our Executive Vice President of Marketing and Product Development in May 2005. Prior to rejoining Adaptec, Mr. Sundaresh provided consulting services at various companies, including Adaptec, from December 2004 to April 2005. Between July 2002 and December 2004, Mr. Sundaresh served as President and Chief Executive Officer of Candera, Inc., a supplier of network storage controllers. From July 1998 to April 2002, Mr. Sundaresh served as President and Chief Executive Officer of Jetstream Communications, a provider of Voice over Broadband solutions. Mr. Sundaresh previously worked at Adaptec from March 1993 to June 1998 as Vice President and General Manager for the Personal I/O business and Corporate Vice President of Worldwide Marketing.

Paul G. Hansen has been an independent consultant providing financial and operations services to privately held companies since 2002. From 1998 to 2001, Mr. Hansen served as Executive Vice President and Chief Financial Officer of TIBCO Software Inc., a provider of enterprise software that helps companies achieve service-oriented architecture and business process management success. From 1984 to 1998, Mr. Hansen held various positions at Adaptec, Inc., including Corporate Vice President, Finance, Chief Financial Officer and Assistant Secretary. Prior to joining Adaptec, Mr. Hansen served as Assistant Controller of U.S. Operations for Raychem Corporation and as Director of Cash & Banking at True Temper Corporation, a subsidiary of Wilkinson Sword. Mr. Hansen is a member of the Board of Directors of Ikanos Communications, Inc., a developer of robust, high performance semiconductor and software products.

Jack L. Howard is the President of Steel Partners LLC (“Steel Partners”), a global management firm, and has been associated with Steel Partners and its affiliates since 1993. Mr. Howard co-founded Steel Partners II, L.P. (“Steel Partners II”), a private investment partnership, in 1993. He has been a registered principal of Mutual Securities, Inc., a NASD registered broker-dealer, since 1989. Mr. Howard has served as the Chief Operating Officer of SP Acquisition Holdings, Inc. (“SP Acquisition”), a company formed for the purpose of acquiring one or more businesses or assets, since June 2007 and has served as its Secretary since February 2007. He also served as a director of SP Acquisition from February 2007 to June 2007 and as its Vice-Chairman from February 2007 to August 2007. Mr. Howard has been a director of WHX Corporation, a diversified industrial products manufacturing company, since July 2005. Mr. Howard served as Chairman of the Board of a predecessor entity of WebFinancial L.P. (“Web L.P.”), a diversified holding company with interests in a variety of businesses, from June 2005 to December 2008, as a director from 1996 to December 2008 and its Vice President from 1997 to December 2008. From 1997 to May 2000, he also served as Secretary, Treasurer and Chief Financial Officer of Web L.P.’s predecessor entity. He has served as a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006. He has served as a director of CoSine Communications, Inc., a former global telecommunications equipment supplier, since July 2005. He served as Chairman of the Board and Chief Executive Officer of Gateway Industries, Inc., a provider of database development and web site design and development services, from February 2004 to April 2007 and as Vice President from December 2001 to April 2007.

Joseph S. Kennedy became the Chairman of our Board of Directors in September 2009 and has been a private investor since May 2008. From June 2003 until May 2008, Mr. Kennedy served as President and Chief Executive Officer of Omneon, Inc., a developer of video media servers for the broadcast industry. From June 1999 until March 2002, he served as President, Chief Executive Officer and Chairman of the Board of Pluris Inc., a developer of Internet routers. Mr. Kennedy was the founder and Chief Executive Officer of Rapid City Communications from February 1996 until that company was acquired by Bay Networks in June 1997, after which time he served as President and General Manager of Bay Networks’ switching products division until June 1998. Mr. Kennedy has been serving as a director of two private companies since June 2000 and 2003.

Robert J. Nikl has served as Vice President and Chief Financial Officer of Verigy Ltd., a provider of advanced test systems and solutions for the semiconductor industry, since 2006. From 2004 to 2006, Mr. Nikl was the Senior Vice President and Chief Financial Officer of Asyst Technologies, Inc., a leading supplier of integrated hardware and software automation systems for the semiconductor and flat panel display manufacturing industries. From 1994 to 2003, Mr. Nikl held various finance positions at Solectron Corporation, a provider of global manufacturing and supply chain management services to original equipment manufacturing companies. From 1981 to 1994, Mr. Nikl held various finance positions at Xerox Corporation and from 1977 to 1981, Mr. Nikl was employed by KPMG, a public accounting firm.

Douglas E. Van Houweling has served as the President and Chief Executive Officer of the University Corporation for Advanced Internet Development (UCAID), the formal organization supporting Internet2, since November 1997. Dr. Van Houweling also serves as a professor in the School of Information at the University of Michigan. Before undertaking his responsibilities at UCAID, Dr. Van Houweling was Dean for Academic Outreach and Vice Provost for Information and Technology at the University of Michigan.

Gopal Venkatesh is the founder and a Managing Member of Texan Ventures, LLC, an independent investment and consulting firm. From November 2001 to August 2008 he was on the Board of Ikanos Communications (IKAN). For the last three of those years, he was the Chairman. From July 2003 through

September 2004, he served as Chairman and Interim Chief Executive Officer of Matisse Networks, an optical burst switching company. From June 1999 to November 2001, Mr. Venkatesh served as Vice President of Switching Products at Broadcom Corp. Mr. Venkatesh has been a Resident Entrepreneur at Mayfield Fund, a leading Sand Hill Road Venture Capital firm and has served as President and CEO of Silicon Light Machines. Prior to that he was President and Chief Executive Officer of Maverick Networks, a company he founded in 1998, which was acquired by Broadcom Corp. in 1999. Mr. Venkatesh previously worked at Adaptec from 1984 to 1994, during the last five years as Vice President and General Manager for the Peripheral Products Operations. Mr. Venkatesh currently serves as the chairman of BroadLogic Network Technologies, Inc., a privately held company.

Independent Directors

Our Chief Executive Officer, Subramanian “Sundi” Sundaresh, is a member of our Board of Directors. Each of our current non-employee directors, Jon S. Castor, Jack L. Howard, Joseph S. Kennedy, Robert J. Loarie, John Mutch, John J. Quicke, Lawrence J. Ruisi and Douglas E. Van Houweling, and each of the nominees who were not previously elected by our stockholders, Paul G. Hansen, Robert J. Nikl and Gopal Venkatesh, qualifies as “independent” in accordance with the rules of The NASDAQ Stock Market. Our former director, D. Scott Mercer, who did not seek re-election at our 2008 Annual Meeting of Stockholders, also, during his directorship, qualified as “independent” in accordance with the rules of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests, including that a director may not be our employee and that the director has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Committees

During the fiscal year ended March 31, 2009, the Board of Directors met 12 times, including telephone conference meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during fiscal 2009.

Standing committees of the Board of Directors consist of the Audit Committee, Compensation Committee and Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operates under a written charter approved by the Board of Directors, all of which are available on our website at www.adaptec.com. Each of these charters also is available in print to any stockholder upon request.

We strongly encourage directors to attend our annual meetings of stockholders. The Board of Directors endeavors to hold its Board and Board committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Each of our directors then serving on our Board attended our 2008 Annual Meeting of Stockholders.

Audit Committee. The current members of the Audit Committee are John Mutch (Chair), Jon S. Castor and Lawrence J. Ruisi, each of whom is “independent” as defined by the rules of The NASDAQ Stock Market and meet the financial literacy requirements of The NASDAQ Stock Market. Our Board of Directors has also determined that Lawrence J. Ruisi qualifies as an “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K and meets the NASDAQ financial sophistication requirement of having past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities given his experience in public accounting and his professional experience as a controller and chief financial officer. Joseph S. Kennedy served on our Audit Committee until Mr. Ruisi’s election to our Board of Directors at our 2008 Annual Meeting of Stockholders held in October 2008. Mr. Ruisi joined the Audit Committee upon his election to our Board of Directors, and Mr. Kennedy stepped down from the Audit Committee upon Mr. Ruisi’s appointment. The Audit Committee met 11 times during fiscal 2009, including telephone conference meetings. If their election to the Board is approved by the stockholders, Messrs. Hanson, Nikl and Venkatesh will replace Messrs. Castor, Mutch and Ruisi on the Audit Committee effective immediately following the Annual Meeting and each of them have been determined to be “independent” as defined by the rules of The NASDAQ Stock Market and meet the financial literacy requirements of The NASDAQ Stock Market. Messrs. Nikl and Hanson have been determined to be “audit committee financial experts” as defined under NASDAQ rules given each of their professional experiences as chief financial officers and Mr. Nikl will, if elected to the Board, serve as Chair of the Audit Committee. The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. For more information, see “Report of the Audit Committee.”

Compensation Committee. The current members of the Compensation Committee are Jon S. Castor (Chair), Robert J. Loarie and John J. Quicke. Each of the current Compensation Committee members is “independent” as defined by the rules of The NASDAQ Stock Market, an “outside” director as defined in the Internal Revenue Code of 1986, as amended, and a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The Compensation Committee met nine times during fiscal 2009. If their election to the Board is approved by the stockholders, Messrs. Howard, Kennedy and Van Houweling will replace Messrs. Castor, Loarie and Quicke on the Compensation Committee effective immediately following the Annual Meeting. Mr. Kennedy will, if elected to the Board, serve as Chair of the Compensation Committee. Each of Messrs. Howard, Kennedy and Van Houweling are “independent” as defined in the rules of The NASDAQ Stock Market and will be, if elected to the Board, an “outside” director as defined in the Internal Revenue Code of 1986, as amended, and a “non-employee director,” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee establishes our executive compensation policy and determines the salary, bonuses and equity incentive awards of our executive officers. For more information, see “Executive Compensation—Compensation Discussion and Analysis.”

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Jack L. Howard, Joseph S. Kennedy and Douglas E. Van Houweling (Chair). Each of the current Governance and Nominating Committee members is “independent” as defined by the rules of The NASDAQ Stock Market. Prior to our 2008 Annual Meeting of Stockholders, Douglas E. Van Houweling (Chair), Jack L. Howard and D. Scott Mercer served on our Governance and Nominating Committee, each of whom was also deemed “independent” as defined by the rules of The NASDAQ Stock Market. Mr. Kennedy joined the Governance and Nominating Committee to replace Mr. Mercer, who did not stand for re-election at the 2008 Annual Meeting of Stockholders, and Mr. Van Houweling replaced Mr. Mercer as Chairman of the Governance and Nominating Committee. If their election to the Board is approved by the stockholders, the current members of the Governance and Nominating Committee will remain the same. The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board of Directors and recommending such candidates to the full Board of Directors. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board of Directors and advises and makes recommendations to the full Board of Directors on matters concerning corporate governance. The Governance and Nominating Committee met two times during fiscal 2009.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications. The goal of the Governance and Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board of Directors for approval.

New Nominees for Director. The Governance and Nominating Committee has in the past utilized the services of an executive recruitment firm to assist it in identifying suitable candidates to join our Board.

Stockholder Nominees. The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the 2010 Annual Meeting of Stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to November 10, 2010, the anniversary of the 2009 Annual Meeting (the deadline for nominations for the 2010 Annual Meeting of Stockholders is between July 28, 2010 and August 27, 2010); provided, however, if the 2010 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the 2009 Annual Meeting, then notice by the stockholder to be timely must be delivered no later than 75 days prior to and no earlier than 105 days prior to the 2010 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2010 Annual Meeting of Stockholders is first made by our Board of Directors. Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Governance and Nominating Committee and as necessary to satisfy the rules of the SEC or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

Communication with the Board

You may contact the Board of Directors by sending an email to directors@adaptec.com or by mail to Board of Directors, Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035. An employee will forward these emails and letters directly to the Board of Directors. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board of Directors serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board of Directors has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on our website at www.adaptec.com under the tab “Company – Investor Relations – Corporate Governance.”

Majority Voting and Director Resignation Policy

In May 2009, our Board of Directors amended our bylaws in connection with the adoption of a majority voting standard for the election of directors in uncontested elections and added a director resignation policy in our Corporate Governance Principles. In accordance with our Corporate Governance Principles, in an uncontested election our Board will not nominate an incumbent director for re-election as a director unless, prior to such nomination, the incumbent has submitted a resignation as a director, which resignation will be effective upon the earlier of (i) the Board’s acceptance of the director’s resignation following the director’s failure to receive a sufficient number of votes for re-election at any meeting of the stockholders of the Company at which the director’s seat on the Board is subject to election or (ii) the 90th day after certification of the election results evidencing such failure to be re-elected. Prior to the effectiveness of such resignation the Board may reject such resignation and permit the director to withdraw such resignation.

Under our Corporate Governance Principles, if an incumbent director fails to receive the required vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. Thereafter, the Board will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. If the Board decides to reject the resignation it will permit the director to withdraw the resignation prior to its effectiveness. The Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Required Vote and Board of Directors Recommendation

In uncontested elections, directors will be elected by a majority of the votes cast at the meeting, at which a quorum is present either in person or by proxy. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your shares with respect to the election of directors to our Board. If a broker chooses to leave these shares unvoted, the shares will be counted for the purpose of establishing a quorum, but will have no effect for determining the outcome of the election of directors to our Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010, and our stockholders are being asked to ratify the Audit Committee’s appointment. We have engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Adaptec and our stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents information regarding the fees estimated and billed by PricewaterhouseCoopers LLP and affiliated entities (collectively “PricewaterhouseCoopers”) for our 2009 and 2008 fiscal years.

	For the Fiscal Year Ended March 31,
Nature of Services	2009	2008
Audit Fees	$1,377,000	$1,692,000
Audit-Related Fees	53,000	182,000
Tax Fees	174,000	153,000
All Other Fees	—	—

Total Fees	$1,604,000	$2,027,000

Audit Fees. This category includes professional services rendered for the audit of our Consolidated Financial Statements included in our Annual Reports on Form 10-K, review of our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to due diligence on potential and consummated acquisitions.

Tax Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to tax advice, tax compliance and foreign tax matters.

All Other Fees. PricewaterhouseCoopers did not provide any such products or services to us during fiscal 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board of Directors, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect. In the 2009 and 2008 fiscal years, the Audit Committee followed SEC guidelines in approving all services rendered by PricewaterhouseCoopers.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your shares on this proposal. If a broker chooses to leave these shares unvoted, the shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of September 14, 2009 by (a) each beneficial owner of 5% or more of our outstanding common stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” listed in the Summary Compensation Table below and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on approximately 120,473,465 shares of our common stock outstanding as of September 14, 2009. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated in the footnotes to the table below, each beneficial owner listed below maintains a mailing address of c/o Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after September 14, 2009, including through the exercise of any equity award. The “Percentage of Shares” column treats as outstanding all shares underlying equity awards held by the stockholder, but not shares underlying equity awards held by other stockholders.

	Adaptec Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors, Director Nominees and Named Executive Officers:
Jon S. Castor	87,605	*
Paul G. Hansen	—	—
Jack L. Howard	37,708	*
Joseph S. Kennedy	166,199	*
Robert J. Loarie(2)	218,803	*
John Mutch	53,958	*
John J. Quicke	37,708	*
Lawrence J. Ruisi	27,083	*
Douglas E. Van Houweling	166,199	*
Robert J. Nikl	—	—
Gopal Venkatesh(3)	3,875	*
Subramanian “Sundi” Sundaresh	1,035,509	*
Mary L. Dotz	152,131	*
Marcus D. Lowe	364,359	*
Anil Gupta	—	*
John Noellert	153,920	*
Directors, executive officers and director nominees as a group (16 persons)	2,505,057	2.05%
5% Stockholders:
Steel Partners II, L.P. (4)	13,160,669	10.92%
Dimensional Fund Advisors, L.P. (5)	10,398,708	8.63%
Barclays Global Investors UK Holdings Limited (6)	8,954,025	7.43%
Renaissance Technologies LLC (7)	8,536,870	7.09%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options granted under our stock option plans within 60 days after September 14, 2009, and the following shares of restricted stock that will not vest within 60 days of September 14, 2009:

Name	Number of Shares Subject to Options	Shares of Restricted Stock
Jon S. Castor	56,372	8,733
Paul G. Hansen	—	—
Jack L. Howard	31,458	6,250
Joseph S. Kennedy	144,966	8,733
Robert J. Loarie	149,966	8,733
John Mutch	31,458	13,021
John J. Quicke	31,458	6,250
Lawrence J. Ruisi	10,833	16,250
Douglas E. Van Houweling	144,966	8,733
Robert J. Nikl	—	—
Gopal Venkatesh	—	—
Subramanian “Sundi” Sundaresh	746,665	50,000
Mary L. Dotz	79,373	41,666
Marcus D. Lowe	289,999	13,333
Anil Gupta	—	—
John Noellert	71,583	16,666

Directors, executive officers and director nominees as a group (16 persons)	1,789,097	198,368

(2)	Includes 60,104 shares held in the name of a trust for the benefit of Mr. Loarie and his family, of which Mr. Loarie is trustee.

(3)	Represents shares held in the Venkatesh Separate Property Trust, of which Mr. Venkatesh is trustee.

(4)

Steel Partners II, L.P. (“Steel Partners II”) has sole voting and dispositive power over all of the shares. Steel Partners II GP LLC (“Steel GP LLC”) is the general partner of Steel Partners II, L.P. Steel Partners II Master Fund L.P. (“Steel Master”) and Web L.P. are the sole limited partners of Steel Partners II, L.P. Steel Partners LLC (“Steel Partners”) is the investment manager of Steel Partners II, L.P. and Steel Master. Warren G. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel GP LLC. By virtue of his positions with Steel Partners and Steel GP LLC, Mr. Lichtenstein has the power to vote and dispose of all of the shares beneficially owned by Steel Partners II. Steel Partners II’s address is 590 Madison Avenue, 32nd Floor, New York, New York 10022. All information regarding Steel Partners II is based solely upon the Amendment No. 13 to the Schedule 13D filed by it with the SEC on September 9, 2009.

(5)	Dimensional Fund Advisors, L.P. (“Dimensional”) reported that it has sole voting power with respect to 10,080,851 shares and sole dispositive power with respect to 10,398,708 of the shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). All of the shares are owned of record by the Funds. Dimensional’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding Dimensional is based solely upon its Form 13F filed by it with the SEC on August 10, 2009.

(6)	Barclays Global Investors UK Holdings Limited reported that it had sole voting power with respect to 6,835,832 shares and sole dispositive power with respect to 8,954,025 shares. The address of Barclays Global Investors UK Holdings Limited is 1 Churchill Place Canary Wharf, London, England E14 5HP. All information regarding these entities is based solely upon the Form 13F filed by them with the SEC on September 11, 2009.

(7)

Renaissance Technologies LLC (“Renaissance”) reported that it had sole voting power with respect to 8,379,908 shares and sole dispositive power with respect to 8,536,870 shares. Renaissance’s address is 800 Third Avenue, 33rd floor, New York, New York 10022. All information regarding Renaissance is based solely upon the Form 13F filed by it with the SEC on August 13, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our executive compensation philosophy, decisions and practices for fiscal 2009. It places in perspective the earnings of our “named executive officers” listed in the Summary Compensation Table below.

Compensation Philosophy and Overview

We believe that the most effective compensation program is one that is designed to reward the achievement of our financial and strategic goals, and which aligns executives’ interests with those of our stockholders.

The compensation programs for our named executive officers have three principal elements which are developed in part by referencing the 50th percentile of our comparable market: a base salary, cash incentive bonuses linked to achievement of financial and corporate goals, and equity-based incentive compensation. The base salary is designed to serve as a fixed portion of compensation; the cash incentive bonus serves as an incentive for our executives to drive short-term corporate financial and non-financial goals without excessive risk-taking; and the equity-based incentive compensation is designed to drive longer-term Company performance, retain executives through longer-term vesting and align the interests of our executive officers with the interests of our stockholders by providing a performance-based ownership stake in the Company. In addition, we provide our executive officers benefits that in most cases are available generally to all of our salaried employees. As further discussed below, we largely view these primary components of our compensation as distinct in that we seek to provide salary, bonus and equity awards that are each competitive at appropriate levels with our peer companies.

The compensation philosophy of the Compensation Committee of the Board of Directors (the “Committee”) is to keep cash compensation at a competitive level while providing the opportunity to be significantly rewarded through equity if Adaptec and our stock price perform well over time. We believe that our executive officers should have a larger portion of their equity incentive awards at risk compared with our other employees. Specifically, we believe that over the long term, executive officers should have a greater percentage of their equity compensation in the form of stock options and performance-contingent stock rather than time-based restricted stock, as the economic value of stock options and performance-contingent stock is more aligned with the objectives of our shareholders.

Fiscal Year 2009. In addition to the factors that the Committee normally considers in formulating our compensation program in 2009, the Committee also took account of several specific factors that impacted our business: (1) a strategic acquisition; (2) a divestiture initiative; (3) significant outsourcing and attrition; (4) reduced OEM revenue; and (5) aggressive cost cutting initiatives.

Because of these circumstances: (1) The Committee didn’t make significant changes to base salaries. The Committee kept base salaries generally at the prior year’s level due to the Committee’s desire to contain costs and the Committee’s belief that an overall increase in base pay was not required to keep the Company reasonably competitive with the base pay of our peers. (2) The Committee split our cash bonus incentive into two six-month bonus periods (instead of an annual measurement). The Committee evaluated the financial component of our bonus incentive based on six-month intervals due to the divestiture of the Snap Server NAS business, which was the majority of our segment previously known as SSG, in the first half of the fiscal year and the acquisition of Aristos in the second-half of the fiscal year. The financial measurement goal for each of the six month periods in fiscal 2009 was a specified level of pro-forma operating profit (loss) before income taxes (“OPBT”). The OPBT differs from generally accepted accounting principles (“GAAP”) operating profit (loss) in that OPBT primarily excludes stock-based compensation expense, expense associated with our management liquidation pool, restructuring charges, impairment charges of long-lived assets and goodwill, and gain on extinguishment of debt. For the first six months this goal was based on the OPBT profit performance, exclusive of our acquisition of Aristos and disposition of SSG. For the second-half of the year, the financial goal was formulated inclusive of the acquisition of Aristos in the later part of the second fiscal quarter. Aristos was in its initial phase of revenue generation with two key OEMs. While the Board of Directors (“Board”) and management believed that a consolidated OPBT loss was unavoidable in the second-half of fiscal 2009, the Committee maintained, and the CEO supported, an aggressive financial goal because our objective is to move the Company to a practice of funding the bonus pool out of net profits. Going forward, the Committee intends to measure financial performance at the end of the fiscal year based on the attainment of pro-forma net profits.

Equity compensation granted to executive officers included three elements: options, performance-contingent stock, which was granted shortly after the close of the fiscal year 2009, and time-based restricted stock. The first-time addition of performance-contingent stock to the mix of equity awards (with a corresponding reduction in the size of time-based restricted stock awards) shows our intent to increasingly utilize equity awards where the ultimate value of the award is more closely linked to Company’s performance and growth in shareholder value.

Role of the Compensation Committee

The current members of the Committee are Jon Castor, who is the Chair of the Committee, Robert Loarie and John Quicke. Mr. Castor, Mr. Loarie and Mr. Quicke served on the Committee for all of fiscal 2009.

The Committee ensures that our executive compensation and benefits program is consistent with our compensation philosophy and our corporate governance guidelines and is empowered to determine executive officers’ total compensation, and, subject to the approval of the Board, to determine our CEO’s total compensation.

The Committee reviews our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our executive officers. The Committee’s most recent overall compensation review occurred in February 2009.

In fiscal 2009, all Committee members attended all Committee meetings. Typically, Committee meetings are also attended by, for all or a portion of appropriate meetings, our CEO and our Vice President of Human Resources. An independent compensation consultant from Compensia, Inc. (“Compensia”) and a compensation legal specialist from Fenwick & West LLP provided support to the Committee, including attending meetings from time to time.

Review of Executive Officers and their Compensation

The Committee and our Board are responsible for the review of our CEO’s performance. In fiscal 2009 the Chairman of the Committee led a formal review that included a self-evaluation by the CEO and input from each member of the Board. The results were shared with the CEO, members of the Committee and all members of the Board.

Mr. Subramanian Sundaresh, our CEO, annually reviews the performance of each of our other executive officers. As part of this process, each executive officer also completes a self assessment of his/her performance.

Mr. Sundaresh rates the performance of his direct staff and the Committee rates the performance of Mr. Sundaresh in consultation with the other non-executive directors of the Board.

Mr. Sundaresh’s recommendations based on his reviews of executives reporting to him, peer compensation surveys and other relevant information, including with respect to continued employment, salary adjustments, incentive awards and equity award amounts, are presented to the Committee. The Committee thoughtfully considers the CEO’s recommendations when exercising its own judgment in making compensation decisions and awards to our executive officers who report to the CEO.

Survey Analysis

In fiscal 2009, we engaged Radford Surveys + Consulting, a business unit of AON Consulting (“Radford”), to provide comprehensive compensation data. Radford conducts a number of compensation surveys for the technology industry. The surveys compare compensation practices for executives among other high technology companies and cover base salary, cash incentives, stock equity incentive grants and total cash as a percentage of total direct compensation.

Radford provides quarterly summaries of industry trends to our Vice President of Human Resources, which enables Human Resources to remain current on total compensation trends for the broader population and for executive officers. This information is shared with the Committee. Our Vice President of Human Resources also reviews the Radford Total Company Results survey comprised of data for executives from approximately 125 technology companies with $50 million to $200 million in annual revenues. In addition to this information, which is shared with the Committee, the Committee also considers other reference points in reviewing compensation data. In particular, the Committee reviews the Radford Total Custom Company Results survey provided by Radford that compares executive compensation information for a peer group of high technology companies or their divisions, with $100 million to $500 million in annual revenues. The peer group is primarily in the storage, computer peripherals, and semiconductor components businesses with which we compete for executive and technical employees. The list of peer companies, their industry classification and revenue ranges is as follows:

Company Name	Industry	Revenue
3Par	Computer/Peripherals	$100 million – $199.9 million
Anadigics	Semiconductor Components	$100 million – $199.9 million
Cirrus Logic	Semiconductor Components	$100 million – $199.9 million
Cortina Systems	Semiconductor Components	$100 million – $199.9 million
Data Domain	Network Products/Services	$100 million – $199.9 million
Mindspeed Technologies	Semiconductor Components	$100 million – $199.9 million
Netlogic Microsystems	Semiconductor Components	$100 million – $199.9 million
Pericom Semiconductor	Semiconductor Components	$100 million – $199.9 million
Rambus	Semiconductor Components	$100 million – $199.9 million
AMCC	Semiconductor Components	$200 million – $499.9 million
Datalogic Scanning	Computer/Peripherals	$200 million – $499.9 million
Dot Hill Systems	Computer/Peripherals	$200 million – $499.9 million
Emulex	Computer/Peripherals	$200 million – $499.9 million
Extreme Networks	Network Products/Services	$200 million – $499.9 million
PMC-Sierra	Semiconductor Components	$200 million – $499.9 million
Riverbed Technology	Network Products/Services	$200 million – $499.9 million
Silicon Image	Semiconductor Components	$200 million – $499.9 million
Silicon Storage Technology	Semiconductor Components	$200 million – $499.9 million
Synaptics	Computer/Peripherals	$200 million – $499.9 million
Wind River Systems	Software Products/Services	$200 million – $499.9 million

The companies included in our peer group may change from year to year when the underlying criteria used to determine a match change. For example, a company may elect to no longer participate in the survey on an annual basis or a company’s revenue may change materially relative to ours. Similarly new companies may be added into the survey having revenue that matches our revenue levels or industry. Our peer group list compared to last fiscal year includes additional companies in the $100 million – $199.9 million range and in the semiconductor components industry due to our reduced revenue, our new semiconductor business and our strategic plan direction.

External Advisors

The Committee has the authority to engage the services of outside advisors, and does so as needed. In fiscal 2009 the Committee selectively engaged the services of Compensia as an independent advisor to assist the Committee in its review of fiscal 2009 compensation for executive officers and in a review of Board compensation. In the projects that the Committee assigned to Compensia, there were no restrictions placed on the scope of Compensia’s review of the Company’s compensation arrangements with its executive officers and in its review of Board compensation, other than that Compensia was asked to keep their fees within a specified budget. The Committee selectively engaged the services of a compensation legal specialist with Fenwick & West LLP for legal advice in connection with compensation related matters.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Committee considers the financial accounting and tax consequences to the Company, as well as the tax consequences to employees. We account for equity compensation paid to our employees under SFAS No. 123(R), which requires us to estimate and record an expense over the service period of the award. The SFAS No. 123(R) cost of our equity awards is considered by management as part of our equity grant recommendations to the Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our CEO and certain other of our most highly compensated executive officers. This limitation does not apply to compensation that is considered “performance-based” under applicable tax rules. Our executive stock options and our performance based restricted stock awards are intended to qualify as “performance-based,” so that compensation attributable to these forms of equity incentives is fully tax deductible. However, time-based restricted stock units (“RSUs”), awarded by the Company in fiscal 2009 and prior years do not meet the requirements of Section 162(m) as performance-based. Therefore, the fair market value of the shares that vest during a particular year will be counted along with other non-performance-based compensation in that year in determining whether the $1 million limit for non-performance-based compensation is exceeded. Although we also provide cash compensation to executives in forms that do not meet the requirements for “performance-based” compensation, such as base salary and annual incentive pay, we have no individuals who received non-performance-based cash compensation in excess of the Section 162(m) tax deduction limit in fiscal year 2009, excluding Mr. Gupta as set forth below. In future years, payment of cash or settlement of restricted stock or RSU amounts may be non-deductible because they are not performance-based under Section 162(m). The Committee has determined that it is important to retain flexibility and competitiveness in its compensation program, and that while it is also important to be mindful of the $1 million limit, compensation in excess of the $1 million limit may not always qualify as “performance-based” within the meaning of Section 162(m).

Fiscal Year 2009 Executive Compensation Program

Components of our Compensation Program

Base Salary. Base salaries serve as the fixed cash portion of executive compensation. In fiscal 2009, we generally maintained the base salary for each of the persons who were “named executive officers” at the same level as the fiscal 2008 salaries. The Committee’s goal in fiscal 2009 was to benchmark salaries at or near the middle (50th percentile) of the market based on the survey information discussed above under “Survey Analysis,” input from Compensia, and our own hiring experience, and the Committee determined that salary increases were not necessary to achieve this level of compensation. We believe the officers should be paid competitively and generally not above or below the market data unless their experience, capabilities, and/or responsibilities warrant either a higher or lower placement compared to market. The base salaries of our executive officers reflect their relative positions and responsibilities within the Company. The base salary of Mr. Sundaresh, our CEO, was increased to $450,000 on April 1, 2006 and has not been increased since then primarily due to the Company subsequently matching to lower revenue companies in the Radford Total Company

Results ($100 million – $200 million Revenue) and the Radford Total Custom Company Results ($100 million – $500 million Revenue) surveys.

The base salary of Mr. Lowe, Vice President of Corporate Development, was set at $260,000 on April 1, 2006 and did not change through the end of the 2009 fiscal year. Shortly after fiscal year end, effective April 6, 2009, Mr. Lowe’s title was changed to Vice President of Marketing and Business Development and his base salary was reduced to $240,000. His new base salary was determined largely by benchmarking to peers at the 50th percentile as previously described. The base salary for Ms. Dotz, Chief Financial Officer, who joined us at the end of fiscal 2008 was $265,000 and did not change in fiscal 2009. The target annual earnings for Mr. Noellert, Vice President of Worldwide Sales, who is a named executive officer for fiscal 2009 was $310,000, which includes a base salary of $217,000 and target incentives for revenue-related achievements of $93,000. Mr. Noellert’s target annual earnings include both base and incentive pay, with the performance targets that serve as the basis for awarding Nr. Noellert his incentive pay to be established by the CEO and the Committee at the beginning of each fiscal year. Mr. Noellert’s target annual earnings increased from $291,500 to $310,000, effective August 20, 2007 when he was promoted from Vice President of Sales for North America to Vice President of Worldwide Sales. His new target annual earnings were determined largely by benchmarking to peers at the 50th percentile as previously described. Mr. Gupta is no longer with the company; his base pay is discussed below under “Acquisition of Aristos.”

Executive Bonus Incentive Program. We maintain the Adaptec Incentive Plan (the “AIP”), a cash incentive program, for executive officers and other Adaptec employees. In fiscal 2009, the AIP consisted of two six-month bonus periods, and funding of the plan was conditioned upon two major components: specific financial goals and non-financial corporate goals that are approved by the Committee. The Committee placed greater emphasis on the specific financial goals because we sought to drive Company performance primarily through specific objective financial metrics. The non-financial corporate goals accounted for 25% of the funding of the AIP pool and the financial goals accounted for 75% of the funding of the pool. The financial goals component was based upon Adaptec achieving a minimum threshold of OPBT for each six-month bonus period. The Committee determined the goals, and the weight of each goal in consultation with management. Achievement of goals was measured at the beginning of the third fiscal quarter for the first half cash bonuses and at the beginning of the first fiscal quarter of the following fiscal year for the second half cash bonuses.

The target bonus as a percent of salary for each executive officer was established when the officer was hired to his/her position. Each year, the Committee validate that the target bonus remains appropriate for the officer’s role based on market data. An executive officer can earn 0% to 200% of his or her target incentive. The Committee referenced the same Radford survey data discussed above for each position held by an executive officer to assist us in determining cash bonus incentive targets as a percentage of base salary. As with other elements of compensation, the Committee focuses principally on the 50th percentile of market. The bonus levels awarded to our executive officers are based on the Company’s achievement levels with respect to the financial and non-financial corporate goals, and on the basis of their individual performance. The differences in target bonuses among our named executive officers are based on their relative positions and responsibilities within the Company and are based on the relative target bonus amounts reflected in the survey data. For fiscal 2009, the target bonus payment for each six-month period for Mr. Sundaresh was 85% of his base salary, and 50% of his or her base salary for Mr. Lowe and Ms. Dotz. Mr. Noellert is not eligible to participate in the Company’s AIP, as his target bonus payment is tied to sales achievement. Based upon this structure, Mr. Sundaresh could have received an actual bonus of between 0 and 170% of his base salary for the fiscal year, divided over two six-month periods. The annual target bonus was 85% of his base salary, or $382,500.

The individual and organizational goals as discussed below are typically proposed by the CEO to the Committee, revised and reformed in response to the Committee’s guidance, and ultimately determined by the Committee and, for the CEO, by the Board. The individual performance factors utilized by the Committee and the CEO in the case of the named executive officers were: 1) performance to their individual and organizational goals; 2) contributions to achievement of the corporate goals; 3) contributions to achievement of the financial goals; and 4) subjective evaluation of their leadership. These individual and organizational goals have been intended to be difficult but achievable. Individual performance for executive officers, other than Mr. Sundaresh, is based on an evaluation by Mr. Sundaresh and the Committee, and the Committee determines the level of Mr. Sundaresh’s achievement of his individual goals and discusses this with the Board. The Committee also determines and discusses with the Board, the Company’s performance with respect to financial and non-financial goals, in consultation with management and after referring to the relevant performance data, including in some cases preliminary audited financials, as provided to the Committee by management. The Committee reserves the right to adjust upward or downward based on the final audited financials.

In the first six months, the Company achieved over 100% of its financial goal and 93.5% (on a weighted average basis) of its non-financial corporate goals. The 100% level of achievement for the financial goal was OPBT for our business, exclusive of our acquisition of Aristos and disposition of SSG, of $0 to $1.5 million. The actual OPBT of our business was $1.7 million. After a recommendation by the CEO, and in light of general economic conditions, the Committee determined that the level of achievement for the financial goal should not be greater than 100%. The non-financial corporate goals included the divestiture of the SSG business; growth in Serial Channel Point-of-Sale revenue; the development, launch, and revenue attainment of the Series 2 product and the Series 5 product with power management features; the outsourcing of specific engineering projects; a partnership with a third party RAID provider; and inventory management. The Committee established these goals as stretch goals and believed that, taken as a whole, they were achievable, but very difficult. As a result of this high level of achievement, the Committee approved a funding budget of 98% of the AIP target. This funding budget was determined by the following weighted average calculation: (93.5% x 25% corporate goals) + (100% x 75% financial goals) = 98%. Based on the corporate and financial goal attainment, Mr. Sundaresh’s budgeted target was $188,142; the Committee approved an actual award to Mr. Sundaresh of $190,000 after taking into account the Company’s attainment of corporate and financial goals and his role in successfully leading the Company to a profitable first half of the fiscal year and for completing the acquisition of Aristos. Mr. Lowe’s budgeted target was $63,944; the Committee approved an actual award of $60,000 after taking into account Mr. Lowe’s project management of the divestiture of SSG to Overland Storage and the acquisition of Aristos. Ms. Dotz’s budgeted target was $65,173; the Committee approved an actual award of $70,000 based on her evaluation and recommendations to reduce general and administrative costs and infrastructure costs, and the rationalization of common costs associated with the Aristos acquisition. Mr. Noellert was not eligible for the Company’s AIP. Mr. Noellert achieved 93.4% of his commission plan.

In the second six months of the fiscal year, the Company did not achieve its financial goal. The Company did achieve, on a weighted average basis, 52.5% of its non-financial corporate goals. Non-financial corporate goals included reduction of selling, general and administrative costs, information technology costs, and facilities costs; significant market share growth in a key segment; design wins; and integrated roadmaps (Aristos and Adaptec, post the acquisition of Aristos). The Committee established these goals, in consultation with the CEO and Vice President of Human Resources, as stretch goals and believed that, taken as a whole, they were achievable but very difficult. With respect to the financial goals for the second six months of fiscal 2009, to reach the 100% level, the Company had to achieve a pro-forma OPBT between a loss of $1.5 million and breakeven ($0 million). Actual pro-forma OPBT was a loss of $5.75 million. In the second half of fiscal 2009, we set a financial performance goal that acknowledged the high probability of an OPBT loss because of the anticipated impact during this period of the Aristos acquisition. Notwithstanding this expectation, the Committee determined that it was in the Company’s interest to provide an incentive to our executives to limit the amount of the expected loss. Partly because economic conditions deteriorated globally during the second half of our fiscal year, the stretch financial goal was not achieved. Accordingly the Committee approved of a funding budget of only 13.125% of the AIP target. This funding budget was determined by the following weighted average calculation: (52.5% x 25% corporate goals) + (0% x 75% financial goals) = 13.125%. Mr. Sundaresh recommended, and the Committee agreed, that he would forgo his budgeted portion of the bonus incentive of $25,102 for the second six months due to the Company’s performance and the present economic situation, and instead distribute that portion of the funds to other deserving employees in the Company. Based on the attainment of the corporate and financial goals, Mr. Lowe’s budgeted target was $8,531; the Committee approved an actual award of $12,000 after taking into account Mr. Lowe’s successful individual work on the evaluation of the patent portfolio and the Company’s strategy development. Ms. Dotz’s budgeted target was $8,695; the Committee approved an actual award of $15,000 after taking into account her exceptional individual goal achievement of managing the Company’s cash and reducing the Company’s overhead costs. Mr. Gupta did not receive his budgeted target as noted under “Acquisition of Aristos.” Mr. Noellert is not eligible for the Company’s AIP. Mr. Noellert achieved 72.5% of his commission plan.

As shown in the table below, in total for fiscal 2009, combining the two six month periods, Messrs. Sundaresh, Lowe, and Noellert and Ms. Dotz received less than their targets based on Adaptec’s and their individual performance. Mr. Sundaresh received a total cash incentive of 42.2% of his base salary; Ms. Dotz received 32.1% of her base salary, Mr. Lowe received 27.7% of his base salary, and Mr. Noellert received 35.9%, of his base salary.

Name	Role	Base Salary	Annual Target % of Base Salary	Annual Achieved % of Base Salary	Total Award
Subramanian “Sundi” Sundaresh	Chief Executive Officer	$450,000	85%	42.2%	$190,000

Mary L. Dotz	Vice President and Chief Financial Officer	$265,000	50%	32.1%	$85,000

Marcus D. Lowe	Vice President of Marketing and Business Development	$260,000	50%	27.7%	$72,000

John Noellert	Vice President of World Wide Sales	$217,000	43%	35.9%	$77,800

Equity-Based Long Term Incentive Compensation. In fiscal 2009, the Committee determined that the Company’s overhang rate (the percentage of shares held by the Company’s employees and the number available to grant as a percent of total shares outstanding) of 20% exceeded industry norms. The Company had over 21 million shares available to grant to its employees due in large measure to the number of awards that were cancelled as a result of prior Company downsizing (awards covering over 20 million shares were cancelled in fiscal years 2006 through 2008). The Committee determined that the number of shares available for future issuance under the 2004 Equity Incentive Plan should be reduced and could be reduced given the projected need for employee stock and option awards in the three-year planning horizon. As a result, the Committee and Board approved, and the stockholders also approved at the 2008 Annual Meeting of Stockholders, the amended 2004 Equity Incentive Plan to reduce the shares available to 14.5 million shares. However, the 2004 Equity Incentive Plan allows the shares available to increase above the 14.5 million shares by the number of shares of common stock that are released from or reacquired by the Company from awards outstanding under the Company’s 1999 Stock Plan and 2000 Nonstatutory Stock Option Plan. The amended 2004 Equity Incentive Plan also included modifications permitting all of the shares to be granted as either options, restricted stock, and/or restricted stock units and providing for acceleration of vesting only in the event of a ‘double trigger’ (that is a Change of Control coupled with termination (or constructive termination) of employment by the acquiring company). The Company also committed to limit its fiscal year gross “burn rate” of equity awards to 4.8% or less. With the change in the Plan, the overhang was reduced to 15.5%, in-line with industry benchmarks.

The Committee prefers to use stock options and performance-contingent stock awards to ensure that our executive officers have a continuing stake in our long-term success and to better align their interests with the interests of our stockholders. In the first half of the fiscal year, the Committee was concerned, based in part on the advice of its advisors, that outstanding stock options with exercise prices in excess of our stock price were not providing adequate short-term retention incentive to retain executives in a declining market for the Company and the industry. Accordingly, the Committee determined to include, as part of fiscal 2009, compensation time-based restricted stock awards with a shorter, two-year vesting schedule as a retention tool. In addition, to ensure longer-term alignment of executive and shareholder interests, the Committee continued the past practice of granting options with a three-year vesting schedule to promote shareholder value growth, and introduced for the first time performance-contingent stock as a substitute for some of what would have been, in the past, time-based restricted stock grants. Vesting of the performance-contingent stock is tied to the Company achieving positive OPBT of 10% of revenue and a return on net assets of 20%. The time-based restricted full-value stock and the option grants were granted in August 2008 and the performance-contingent stock units were granted in April 2009 tying them to the Company’s performance beginning in fiscal 2010. The performance-contingent stock, granted shortly after the close of fiscal 2009, is listed below and will be part of the executive officers compensation tables for fiscal 2010. They are not listed in the executive officers compensation tables for fiscal 2009. The Committee believes that this three-prong approach to equity awards achieved the goals of short term retention needed due to the lack of short-term value in prior option grants, and providing management an incentive to improve financial performance to the benefit of shareholders while also minimizing potential dilution and compensation expense. In the future, the Committee plans to grant a combination of options and performance-contingent stock to the Company’s executives and limit the use of time-based restricted stock to special situations. The Committee believes that this approach will further align the interests of senior management more closely with shareholders.

The 50th percentile of the Radford surveys noted above was used as a reference point in setting the level of all executive officers’ equity awards. The Committee evaluated the value of awards to determine a recommended range for each of our executive officers based on their relative positions and responsibilities within the Company. Mr. Sundaresh’s equity compensation was evaluated by reference to the CEO position; Ms. Dotz to the CFO/Senior Financial Executive position; Mr. Lowe to the Senior Business Development Executive and/or the Senior Marketing Executive position; and Mr. Noellert to the Senior Worldwide Sales Executive position. The Committee granted options covering a larger number of shares subject to three-year vesting and a larger number of shares of three year performance-contingent stock than of two-year time-based restricted stock due to its desire to emphasize longer term financial performance with the goal of benefiting our stockholders. The lower number of shares subject to awards granted to Mr. Lowe reflects the more limited nature of his business development role compared to the financial and sales roles held by Ms. Dotz and Mr. Noellert. The cumulative value of the awards were determined by calculating the stock option award value using a Black-Scholes methodology, and the time-based and performance-contingent restricted stock awards using their full-value at grant date. The results were then compared to the 50th percentile of equity grants noted in the Radford surveys above.

Name	Role	August 2008 (FY’09) Time-based Restricted Stock Grant (Shares)	August 2008 (FY’09) Option Grant (Shares)	April 2009 (FY’10) Performance Contingent Stock Grant (Shares)
Subramanian “Sundi” Sundaresh	Chief Executive Officer	75,000	160,000	100,000

Mary L. Dotz	Vice President and Chief Financial Officer	25,000	50,000	45,000

Marcus D. Lowe	Vice President of Marketing and Business Development	20,000	40,000	30,000

John Noellert	Vice President of World Wide Sales	25,000	50,000	45,000

Mr. Gupta, our former Vice President and General Manager of the Storage Technology Products, joined Adaptec in September 2008 and was granted a new hire award consisting of an option to purchase 40,000 shares of Adaptec Stock and a restricted stock grant of 127,500 that was subject to certain performance-based vesting criteria. Mr. Gupta’s employment with the Company was terminated prior to the vesting of any portion of the option award and any shares of the restricted stock grant. For more information regarding Mr. Gupta’s compensation, please see “Acquisition of Aristos—Mr. Gupta” below.

The Grants of Plan-Based Awards table below further describes the option grants and restricted stock awards made to the executive officers during the fiscal year.

All equity-based awards have been reflected in our Consolidated Financial Statements, based upon the applicable SFAS No. 123(R) accounting guidance. We do not have any program, plan or practice that requires us to grant equity-based awards to our executive officers on specified dates and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. Our practice has been to grant equity-based awards at regularly scheduled Committee and Board meetings. The exercise prices of options are determined based on the closing price of our common stock on the date that the grants are approved.

Perquisites. Our executive officers are eligible for the same health and welfare programs and benefits as other Adaptec employees. In addition, all vice president level executives, including our executive officers, receive a car allowance valued at $650 per month, and are eligible for an annual executive physical. In addition, executive officers receive reimbursement for personal financial and tax advice up to $2,500 per year, and survivor benefit management services up to a maximum of $3,000.

Acquisition of Aristos—Mr. Gupta

Total Compensation. The Company acquired Aristos, a provider of RAID silicon and software products, in September 2008. Mr. Gupta served as Aristos’ President and Chief Executive Officer from June 2000 until the acquisition. Mr. Gupta joined the Company in the role of Vice President and General Manager of Storage Technology Products. Post acquisition, his base pay was maintained by Adaptec at the same level he was receiving with Aristos: $267,586. The Company decided not to change his base pay in part because it was consistent with the 50th percentile of the Radford Total Company Results ($50 million—$200 million revenue) survey and the 47th percentile of the Radford Total Custom Company Results ($100 million—$500 million revenue) survey for a Division Senior Executive position. Mr. Gupta received a new hire stock award consisting of an option to purchase 40,000 shares of Adaptec stock and a restricted stock grant of 127,500 shares. The option was to vest 33% on the one-year anniversary of his hire date and quarterly thereafter, at 8.375% per quarter, and was to be fully vested at the end of three years. The restricted stock award was to vest upon achieving specific gross profit measurements and the release of certain new products to production. Specifically, Mr. Gupta would vest as to 52,500 shares of the stock award upon achievement of 100% of the target gross profit goal and as to and additional 52,500 shares of the stock award upon achievement of 200% of the gross profit goal attained by April 2010, and as to 22,500 shares of the stock award upon release of certain new products to production. The Committee established these goals as stretch goals and believed that, taken as a whole, they were achievable but difficult. These grants were determined in the context of the acquisition, and were also based on the Radford surveys noted above and with reference to the value of unvested equity held by other executives. All equity awards to Mr. Gupta were contingent on his continued employment at the time of vesting.

For the second half of fiscal 2009, the target bonus payment for Mr. Gupta was 50% of his base salary. Based on AIP achievement for the time period, Mr. Gupta was eligible for 11.25% of targeted funding multiplied by his 50% incentive, totaling 5.6% of his base salary. The Committee decided not to award this modest incentive due to the Company not achieving the Aristos revenues that had been forecast at the time of the acquisition. Mr. Gupta did receive payments of $1,119,757 and $56,476, respectively, under the Management Liquidation Pool and Special Employee Bonus Pool established pursuant to the merger agreement by which the Company acquired Aristos.

Effective as of April 10, 2009, Mr. Gupta’s employment with the Company was terminated due to the realignment of the Company’s organizational structure post merger and the Company and Mr. Gupta entered into a Separation Agreement. Pursuant to the separation agreement Mr. Gupta received a severance payment of $231,565 and a payment representing accrued vacation time of $26,840. Mr. Gupta provided the Company with a general release of all claims. Mr. Gupta’s new hire option award to purchase 40,000 shares of Adaptec stock and his restricted stock grant of 127,500 shares did not vest and were cancelled.

Employment Contracts

We have entered into employment agreements with each of our executive officers based on an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. These employment agreements provide that if such officer is terminated other than for “cause” (which includes violation of material duties, refusal to perform his/her duties in good faith, breach of his/her employment agreement or employee proprietary information agreement, poor performance of duties, arrest for a felony or certain other crimes, substance abuse, violation of law or Adaptec policy, prolonged absence from duties or death), he or she is entitled to receive (1) his or her unpaid base salary and unused vacation benefits he or she has accrued prior to the date of his of her termination; (2) a one-time payment equal to 12 months of base salary for Mr. Sundaresh, and nine months of base salary for Ms. Dotz, and Messrs. Lowe, Noellert and Gupta, plus an additional week of base salary for each year of service beyond three years of service with the Company (and Aristos for Mr. Gupta); (3) outplacement services in an amount not to exceed $10,000 for Mr. Sundaresh and Mr. Lowe or $5,000 for Ms. Dotz and Messrs. Noellert and Gupta; and (4) reimbursement for coverage for the executive officer and his or her dependents under Adaptec’s health, vision and dental insurance plans pursuant to COBRA for a 12-month period for Mr. Sundaresh, and a nine-month period for Ms. Dotz and Messrs. Lowe, Noellert, and Gupta following the termination of employment. The Committee (including its predecessors) selected these amounts at the time these executives were hired by the Company (or promoted to an executive position) based on its reasoned judgment, including considering prior practice within Adaptec, information gathered from outplacement companies and, for agreements entered into after the Committee retained Compensia in January 2007, severance data provided by Compensia.

Employment agreements for Ms. Dotz and Messrs. Noellert and Gupta have a three-year term. Employment agreements for Messrs. Sundaresh and Lowe do not have a term limit because they were given prior to term limit implementation by the Committee. Each of the employment agreements of Messrs. Sundaresh, Lowe, Noellert and Gupta and Ms. Dotz also allow for the granting of stock options and stock awards under the 2004 Equity Incentive Plan as deemed appropriate by Adaptec’s CEO and/or the Board of Directors. In addition, the employment agreement for Ms. Dotz provides for: (i) the payment of a $25,000 retention bonus on each of October 1, 2008 and April 1, 2009 if she is an active employee of the Company on those dates, (ii) an option to purchase 125,000 shares of the Company’s common stock at a price equal to the fair market value of the Company’s common stock on the date of grant, vesting with respect to 25% of the underlying shares on the first anniversary of Ms. Dotz’s hire date and with respect to the balance of the shares in equal quarterly installments over the following 36 months of service and (iii) a restricted stock award of 50,000 shares, 50% of which will vest on the first anniversary of her hire date and the remaining 50% of which will vest on the second anniversary of her hire date.

Change of Control

The change of control arrangements of our executive officers, also set forth in their employment agreements, are as follows:

If within one year of a change of control (1) there is a material reduction of the annual base and target incentive compensation specified in his or her employment agreement to which he or she does not consent, (2) there is a failure of Adaptec’s successor after a change of control to assume his or her employment agreement, (3) his or her employment is terminated without cause by Adaptec’s successor, (4) there is a substantial change in his or her position or responsibility or (5) his or her position relocates to more than 25 additional commute miles (one way) and he or she elects to be terminated, then he or she will receive, upon signing a separation agreement and general release: (a) a one-time payment equal to his or her then-current annual base pay for Messrs. Lowe, Noellert and Gupta (one and one-half times annual base pay in the case of Mr. Sundaresh and nine months of base pay for Ms. Dotz), (b) his or her then-current targeted bonus payout, (c) COBRA benefits for one year for Messrs. Sundaresh, Lowe, Noellert and Gupta (nine months in the case of Ms. Dotz), (d) outplacement services not to exceed $10,000 for Messrs. Sundaresh and Lowe ($5,000 in the case of Ms. Dotz and Messrs. Noellert and Gupta), and (e) accelerated vesting of his or her stock options and restricted stock awards as provided for under the 2004 Equity Incentive Plan. The Agreements do not provide for any tax gross-ups.

Under our 1990 Stock Plan, 1999 Stock Plan and our 2004 Equity Incentive Plan, in the event of a change in control, any awards outstanding upon the date of such change in control will have “single trigger” vesting accelerated as of the date of such change in control as to an additional 25% of the unvested shares subject to such awards. We no longer make awards under our 1990 and 1999 Stock Plans. As discussed more fully below, the Committee determined during fiscal 2009, effective for awards made after May 30, 2008, to no longer make awards that provide for “single trigger” acceleration. However, the Committee left unchanged a provision of the plan providing that, if within 12 months following a change in control, an employee is terminated by the successor employer for any reason (a “double trigger”), such employee’s awards outstanding upon such change in control that are not yet exercisable and vested on such date shall become 100% vested and exercisable.

The Committee eliminated the “single trigger” acceleration of vesting upon a change in control described above, effective for all awards after May 30, 2008. With this change and the three-year term limit, we believe our future executive severance and change of control practices are now more generally in line with those in place at other technology companies. We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. Except for the acceleration of a portion of the grants previously given to our executive officers as described above, our change of control arrangements for our executive officers are “double trigger,” meaning that acceleration of vesting does not occur upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) within 12 months following the transaction. We believe this structure strikes the appropriate balance between executive recruitment and retention, the needs of potential acquiring companies, who often place significant value on retaining an executive team, and our desire to contain the cost of any change in control to our shareholders.

Nonqualified Deferred Compensation

The Adaptec Deferred Compensation Plan was terminated in fiscal 2008 resulting in the distributions of funds held under the plan during fiscal 2008 to the named executive officers who participated in the plan.

Executive Compensation Tables

Summary Compensation Table

The following table provides information with respect to the compensation earned during fiscal 2007, 2008 and 2009 by our CEO, our CFO, and our two other highest paid executive officers who were serving as executive officers at the end of fiscal 2009, as well as one additional former executive officer who was serving as an executive officer at the end of fiscal 2009. We refer to these five executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)			Stock Awards ($) (1)		Option Awards ($) (1)		Non- Equity Incentive Plan Compen- sation ($) (2)			Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($) (3)			Total ($)
Subramanian “Sundi” Sundaresh Chief Executive Officer and President	2009 2008 2007	$ $ $	450,000 450,000 450,000	$ $ $	— — —		$ $ $	527,144 369,966 90,981	$ $ $	268,673 228,098 163,336	$ $ $	190,000 303,075 180,000		$ $ $	— 29,927 32,455	$ $ $	29,223 26,976 27,004		$ $ $	1,465,040 1,408,042 943,776

Mary L. Dotz Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	265,000 1,020 —	$ $ $	50,000 — —	(4)	$ $ $	98,220 — —	$ $ $	50,065 — —	$ $ $	85,000 — —		$ $ $	— — —	$ $ $	13,485 49 —		$ $ $	561,770 1,069 —

Marcus D. Lowe Vice President of Marketing and Business Development	2009 2008 2007	$ $ $	260,000 260,000 260,000	$ $ $	— 130,000 —	(5)	$ $ $	179,684 131,474 32,753	$ $ $	91,075 80,740 89,889	$ $ $	72,000 56,000 67,000		$ $ $	— — —	$ $ $	21,404 22,738 17,939		$ $ $	624,163 680,952 467,581

Anil Gupta Former Vice President and General Manager of Storage Technology Products	2009 2008 2007	$ $ $	156,000 — —	$ $ $	1,176,233 — —	(6)	$ $ $	79,652 — —	$ $ $	8,408 — —	$ $ $	— — —		$ $ $	— — —	$ $ $	269,319 — —	(7)	$ $ $	1,689,612 — —

John Noellert Vice President of Worldwide Sales	2009 2008	$ $	217,000 211,700	$ $	— 103,333	(5)	$ $	115,919 60,789	$ $	40,589 25,760	$ $	77,800 71,300	(8) (8)	$ $	— —	$ $	20,975 21,870		$ $	472,283 494,752

(1)	The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate fair value recognized for fiscal 2009, 2008 and 2007 for financial statement reporting purposes pursuant to SFAS No. 123(R) of stock options and awards granted in those and prior fiscal years, with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. The assumptions used to calculate the value of option awards are set forth under Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(2)	The amounts shown in this column represent payments made pursuant to the terms of our Adaptec Incentive Plan and, with respect to Mr. Sundaresh, also include a performance bonus of $112,500 for fiscal 2008 pursuant to the terms of his incentive performance agreement entered into on August 31, 2007. For more information regarding our Adaptec Incentive Plan, see “Compensation Discussion and Analysis.”

(3)	The amounts shown in this column consist of one or more of the following: health and life insurance premiums paid by Adaptec, an automobile allowance, matching contributions made to the officer’s 401(K) plan, medical reimbursement, financial planning services and employee stock purchase plan disqualifying dispositions and payout of vacation.

(4)	Consists of two $25,000 retention payments.

(5)	The amounts shown represent retention bonuses paid pursuant to the terms of retention agreements that we entered into with these executive officers on August 14, 2007.

(6)	Consists of a management liquidation pool of $1,119,757 and a special employee bonus pool of $56,476, which were established pursuant to the merger agreement by which we acquired Aristos.

(7)	Mr. Gupta was notified on March 31, 2009 that his employment with us terminated on April 10, 2009. As a result of this termination, Mr. Gupta received a severance payment of $231,565, a payment representing accrued vacation time of $26,840. The remaining $10,914 represents payments made for health and life insurances premiums and Mr. Gupta’s automobile allowance.

(8)	Mr. Noellert is not eligible to participate in the AIP, as his target bonus payment is tied to sales achievement. Amounts represent commissions paid to Mr. Noellert.

Grants of Plan-Based Awards

The following table provides certain information with respect to grants of awards made to the named executive officers during fiscal 2009. The table also provides information with regard to cash bonuses for fiscal 2009 under our performance-based, non-equity incentive plan to the named executive officers.

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Subramanian “Sundi” Sundaresh	—	$—	$382,500	$765,000	—	—	—	—	—	$—	$—
	08/04/2008	$—	$—	$—	—	—	—	—	160,000	$3.78	$205,712
	08/04/2008	$—	$—	$—	—	—	—	75,000	—	$—	$283,425

Mary L. Dotz	—	$—	$132,500	$265,000	—	—	—	—	—	$—	$—
	08/04/2008	$—	$—	$—	—	—	—	—	50,000	$3.78	$64,285
	08/04/2008	$—	$—	$—	—	—	—	25,000	—	$—	$94,475

Marcus D. Lowe	—	$—	$130,000	$260,000	—	—	—	—	—	$—	$—
	08/04/2008	$—	$—	$—	—	—	—	—	40,000	$3.78	$51,428
	08/04/2008	$—	$—	$—	—	—	—	20,000	—	$—	$75,580

Anil Gupta(5)	—	$—	$133,793	$267,586	—	—	—	—	—	$—	$—
	09/04/2008	$—	$—	$—	—	—	—	—	40,000	$3.60	$55,104
	10/23/2008	$—	$—	$—	—	75,000	127,500	—	—	$—	$361,973

John Noellert	08/04/2008	$—	$—	$—	—	—	—	—	50,000	$3.78	$64,285
	08/04/2008	$—	$—	$—	—	—	—	25,000	—	$—	$94,475

(1)	Represents potential cash payments to be earned under the 2010 Adaptec Incentive Plan.

(2)	The awards granted to Mr. Sundaresh, Ms. Dotz, Mr. Lowe and Mr. Noellert vest with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(3)	The stock options granted to Mr. Sundaresh, Ms. Dotz, Mr. Lowe and Mr. Noellert vest with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(4)	The amounts reflect the value we determined for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS No. 123(R). For additional information on the valuation assumptions underlying the grant date fair value of these awards see Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2009.

(5)	Mr. Gupta’s employment with the Company terminated effective April 10, 2009 and all of his equity awards expired prior to any portion of such awards vesting.

Outstanding Equity Awards

The following table provides information with respect to each unexercised stock option and unvested restricted stock award held by the named executive officers as of March 31, 2009.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Subramanian “Sundi” Sundaresh	224,999	75,001	(2)	$3.65	05/23/2012	100,000	(3)	$240,000	—	—
	100,000	—		$3.45	09/19/2010	75,000	(4)	$180,000	—	—
	137,500	12,500	(5)	$4.24	06/14/2013	—		$—	—	—
	112,500	37,500	(6)	$4.48	11/13/2013	—		$—	—	—
	26,666	133,334	(7)	$3.78	08/04/2015	—		$—	—	—
Total	601,665	258,335				175,000		$420,000	—	—

Mary L. Dotz	31,250	93,750	(8)	$2.94	03/31/2015	25,000	(9)	$60,000	—	—
	8,332	41,668	(10)	$3.78	08/04/2015	25,000	(11)	$60,000	—	—
Total	39,582	135,418				50,000		$120,000	—	—

Marcus D. Lowe	70,000	30,000	(12)	$4.17	07/11/2012	35,000	(13)	$84,000	—	—
	80,000	—		$3.45	09/19/2010	20,000	(14)	$48,000	—	—
	45,832	4,168	(15)	$4.24	06/14/2013	—		$—	—	—
	37,500	12,500	(16)	$4.48	11/13/2013	—		$—	—	—
	6,666	33,334	(17)	$3.78	08/14/2015	—		$—	—	—
Total	239,998	80,002				55,000		$132,000	—	—

Anil Gupta (18)	40,000	—		$3.60	09/04/2015	—		$—	127,500	$306,000

John Noellert	16,250	8,750	(19)	$5.75	12/15/2012	25,000	(20)	$60,000	—	—
	13,750	1,250	(21)	$4.24	06/14/2013	25,000	(22)	$60,000	—	—
	5,250	1,750	(23)	$4.48	11/13/2013	—		$—	—	—
	8,332	41,668	(24)	$3.78	08/14/2015	—		$—	—	—
Total	43,582	53,418				50,000		$120,000	—	—

(1)	The market value of the shares of restricted stock that have not yet vested was calculated based on the closing trading price for our common stock on The NASDAQ Global Market on March 31, 2009 of $2.40 per share.

(2)	This option vested with respect to 20% of the underlying shares on May 23, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on May 23, 2010.

(3)	These shares of restricted stock vested on August 23, 2009.

(4)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(5)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on June 14, 2009.

(6)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on November 13, 2009.

(7)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(8)	This option vests with respect to 25% of the underlying shares on March 31, 2009 and with respect to an additional 6.25% of the underlying shares at the end of each subsequent three-month period such that the options will be fully vested on March 31, 2012.

(9)	These shares of restricted stock will vest on March 31, 2010.

(10)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(11)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(12)	This option vested with respect to 20% of the underlying shares on July 11, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on July 11, 2010.

(13)	These shares of restricted stock will vest on August 23, 2009.

(14)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(15)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on June 14, 2009.

(16)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on November 13, 2009.

(17)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(18)	The employment of Mr. Gupta with Adaptec terminated on April 10, 2009. In connection with his termination, all of his unexercisable stock options have terminated, his exercisable options will expire, if not exercised, by their expiration date, and all of his unvested shares of restricted stock have been forfeited.

(19)	This option vested with respect to 20% of the underlying shares on December 15, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on December 15, 2010.

(20)	These shares of restricted stock will vest on August 23, 2009.

(21)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on June 14, 2009.

(22)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(23)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on November 13, 2009.

(24)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards held by the named executive officers that vested during the year ended March 31, 2009. None of the named executive officers exercised any stock options during fiscal 2009.

	Stock Awards
Name	Number of Shares Acquired On Vesting ($)		Value Realized On Vesting (11)
Subramanian “Sundi” Sundaresh	25,000	(1)	$82,500
	100,000	(2)	$383,000
	25,000	(3)	$75,250

Mary L. Dotz	25,000	(4)	$60,000

Marcus D. Lowe	9,000	(5)	$29,700
	35,000	(6)	$134,500
	9,000	(7)	$27,090

Anil Gupta	—		$—

John Noellert	3,000	(8)	$9,900
	25,000	(9)	$95,750
	1,750	(10)	$5,268

(1)	On June 16, 2008, the shares of restricted stock vested. However, we retained 8,935 of the shares to satisfy the income tax obligations of Mr. Sundaresh. As a result he received 16,065 shares.

(2)	On August 25, 2008, the shares of restricted stock vested. However, we retained 35,741 of the shares to satisfy the income tax obligations of Mr. Sundaresh. As a result he received 64,259 shares.

(3)	On November 13, 2008, the shares of restricted stock vested. However, we retained 8,935 of the shares to satisfy the income tax obligations of Mr. Sundaresh. As a result he received 16,065 shares.

(4)	On March 31, 2009, the shares of restricted stock vested. However, we retained 9,263 of the shares to satisfy the income tax obligations of Ms. Dotz. As a result she received 15,737 shares.

(5)	On June 16, 2008, the shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received 5,783 shares.

(6)	On August 25, 2008, the shares of restricted stock vested. However, we retained 12,510 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received 22,490 shares.

(7)	On November 13, 2008, the shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received 5,783 shares.

(8)	On June 16, 2008, the shares of restricted stock vested. However, we retained 794 of the shares to satisfy the income tax obligations of Mr. Noellert. As a result he received 2,206 shares.

(9)	On August 25, 2008, the shares of restricted stock vested. However, we retained 6,611 of the shares to satisfy the income tax obligations of Mr. Noellert. As a result he received 18,389 shares.

(10)	On November 13, 2008, the shares of restricted stock vested. However, we retained 463 of the shares to satisfy the income tax obligations of Mr. Noellert. As a result he received 1,287 shares.

(11)	The closing price of our common stock on The NASDAQ Global Market was $3.30 on June 16, 2008, $3.83 on August 25, 2008, $3.01 on November 13, 2008 and $2.40 on March 31, 2009.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of Adaptec, calculated as if each officer’s employment terminated as of March 31, 2009. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer’s base salary rate in effect on March 31, 2009, and the number of accrued but unused vacation days on March 31, 2009.

Name	Benefits	Termination without Cause prior to Change in Control	Change in Control	Termination without Cause or a Constructive Termination within One Year after a Change in Control (1)
Subramanian “Sundi” Sundaresh	Severance	$467,308	$—	$675,000
	Bonus	$—	$—	$382,500
	Equity Acceleration(2)	$—	$120,000	$300,000
	Cobra Premium(3)	$17,492	$—	$17,492
	Vacation Payout	$45,798	$—	$45,798
	Perquisites(4)	$10,000	$—	$10,000
	Total Value	$540,598	$120,000	$1,430,790

Mary L. Dotz	Severance	$198,750	$—	$198,750
	Bonus	$—	$—	$132,500
	Equity Acceleration(2)	$—	$30,000	$90,000
	Cobra Premium(3)	$4,329	$—	$4,329
	Vacation Payout	$5,124	$—	$5,124
	Perquisites(4)	$5,000	$—	$5,000
	Total Value	$213,203	$30,000	$435,703

Marcus D. Lowe	Severance	$200,000	$—	$260,000
	Bonus	$—	$—	$130,000
	Equity Acceleration(2)	$—	$42,000	$90,000
	Cobra Premium(3)	$4,329	$—	$5,772
	Vacation Payout	$37,924	$—	$37,924
	Perquisites(4)	$10,000	$—	$10,000
	Total Value	$252,253	$42,000	$533,696

Anil Gupta(5)	Severance	$231,565	$—	$267,586
	Bonus	$—	$—	$133,793
	Equity Acceleration(2)	$—	$—	$180,000
	Cobra Premium(3)	$13,119	$—	$13,119
	Vacation Payout	$26,840	$—	$26,840
	Perquisites(4)	$5,000	$—	$5,000
	Total Value	$276,524	$—	$626,338

John Noellert	Severance	$238,462	$—	$310,000
	Bonus	$—	$—	$—
	Equity Acceleration(2)	$—	$30,000	$90,000
	Cobra Premium(3)	$13,119	$—	$17,492
	Vacation Payout	$12,691	$—	$12,691
	Perquisites(4)	$5,000	$—	$5,000
	Total Value	$269,272	$30,000	$435,183

(1)	A “constructive termination” event is (1) a material reduction of the annual base and target incentive compensation specified in the officer’s employment agreement to which he does not consent, (2) a failure of Adaptec’s successor after a change of control to assume the officer’s employment agreement, (3) a substantial change in the officer’s position or responsibility or (4) the officer’s position relocates to more than 25 additional commute miles (one way).

(2)	Under our 1990 Stock Plan, 1999 Stock Plan and 2004 Equity Incentive Plan, in the event of a Change in Control, any awards outstanding upon the date of such Change in Control will have their “single trigger” vesting accelerated as of the date of such Change in Control as to an additional 25% of the shares subject to such awards. As discussed in “Compensation Discussion and Analysis,” equity awards granted subsequent to May 30, 2008 will not contain this “single trigger” acceleration. However, if within 12 months following a Change in Control, an employee is terminated by the successor employer for any reason (a “double trigger”), such employee’s outstanding awards that are not yet exercisable and vested on the date of such Change in Control shall become 100% vested and exercisable. The value of the equity acceleration was calculated based on the assumption that the change in control occurred and the officer’s employment terminated on March 31, 2009, and that the fair market value per share of our common stock on that date was $2.40, which was the closing trading price of our common stock on The NASDAQ Global Market on March 31, 2009. The value of option vesting acceleration was calculated by multiplying the number of unvested shares subject to acceleration by the difference between $2.40 and the exercise price per share of the accelerated option. The value of stock vesting acceleration was calculated by multiplying the number of unvested shares by $2.40.

(3)	COBRA payout amounts are estimated based on the monthly premium.

(4)	Perquisites consist of outplacement services through the use of a company or consultant in an amount not to exceed to the values shown in the table.

(5)	Mr. Gupta is no longer our employee. Vacation amounts reflect payments received upon termination. There is no potential additional payout due to a change in control.

Director Compensation

Overview

Our one director who is a company employee, Mr. Sundaresh, our CEO, receives no additional or special compensation for serving as a director. Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Effective September 4, 2009, the Board of Directors confirmed the appointment of Joseph S. Kennedy as Chairman of the Board and approved his full duties and compensation. Mr. Kennedy will collaborate with and assist management, on behalf of the Board, in connection with development of the Company’s financial and operating plan and the Company’s strategic and product plans. Mr. Kennedy will also review and evaluate, on behalf of the Board, the functioning and capabilities of the Company’s management team and the Company’s operations, and perform the duties normally incident to the role of Chairman. Mr. Kennedy will receive $8,000 per month as Chairman of the Board, which amount will be reviewed by the Board on a quarterly basis and is in addition to compensation Mr. Kennedy receives as a member of the Board and the Governance and Nominating Committee of the Board.

Cash Compensation

In fiscal year 2009, our non-employee directors received (1) an annual cash retainer of $26,000 paid at the rate of $6,500 per fiscal quarter, (2) a per-meeting fee of $3,000 for each Board meeting attended (either in person or by telephone); however, the Chairperson of the Board may designate a given meeting as a $2,000-reduced-fee meeting and (3) a per-meeting retainer of $1,200 for each Board committee meeting attended that the Chairperson of the committee designates a formal meeting. In addition, (1) the Chairman of the Board was entitled to receive an annual retainer of $10,000 and (2) the chairmen of the Audit, Compensation and Governance and Nominating Committees were entitled to receive an annual retainer of $10,000, $7,000 and $4,500, respectively, and other members of such committees receive one-half of the retainer that the Chairman of such committee receives. The Board retainer and all Board and committee meeting fees are paid quarterly. Board Chairman and committee cash retainers are paid annually, at the end of the fiscal year, and are prorated in the event of partial-year service.

Effective April 2009 (the start of fiscal year 2010) the per-meeting board fee was reduced by the Board to $2,000 for each Board meeting attended (either in person or by telephone); however, the Chairperson of the Board may designate a given meeting as a $1,000 reduced-fee meeting. Also effective April 2009, a Committee Chairperson may designate a committee meeting as a reduced fee meeting, and in that case, the Committee meeting fee will be $600 instead of $1,200.

In May 2009, the Board of Directors formed a committee consisting of Messrs. Castor, Kennedy and Ruisi to review and explore the strategic alternatives of the Company, the Strategic Committee. Subsequently, Mr. Howard was added to the Strategic Committee. Compensation for participation in the Strategic Committee has yet to be determined.

Equity Compensation

Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board of Directors approves equity awards under that plan. Our compensation program practice for non-employee directors provided for an initial award of options to purchase 32,500 shares of our common stock and 16,250 shares of restricted stock upon becoming a member of our Board of Directors; the option grant and restricted stock vests 33% on the one-year anniversary of service with our Company and quarterly thereafter and are fully vested at the end of three years. Continuing directors received annual awards of options to purchase 12,500 shares of our common stock that vest quarterly over one year and 6,250 shares of restricted stock that fully vest on the earlier of 12 months from the date of grant or the next annual shareholders meeting.

In May 2009, the Board agreed to change the annual equity award for continuing directors to grants of options to purchase 12,500 shares of our common stock that vest quarterly over one year (and will vest in full at the next annual shareholder meeting if not already fully vested) and 12,500 shares of restricted stock which fully vest on the earlier of the next annual shareholders meeting or 12 months after the date of grant. This change will be effective at the shareholders meeting in 2009. The initial grant for new directors remains unchanged, and is described above.

Equity awards and vesting schedules are subject to change by the Committee with approval by the Board.

Director Compensation Table

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director (except for Mr. Sundaresh, who receives no additional compensation for his service on our Board) for some portion or all of fiscal 2009. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees, made any equity or non-equity awards, or paid any other compensation to directors.

	Equity Awards (7)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (1)		Total ($)
Jon S. Castor	$91,100	$17,276	(2)	$23,863	(4)	$132,239
Jack L. Howard	$68,150	$6,184	(2)	$4,592	(4)	$78,926
Joseph S. Kennedy	$64,825	$17,276	(2)	$10,750	(4)	$92,851
Robert J. Loarie	$70,600	$17,276	(2)	$10,750	(4)	$98,626
D. Scott Mercer (6)	$41,088	$8,636		$4,334		$54,058
John Mutch	$78,000	$24,794	(2)	$17,821	(4)	$120,615
John J. Quicke	$70,900	$6,184	(2)	$4,592	(4)	$81,676
Lawrence J. Ruisi	$30,100	$5,359	(3)	$3,670	(5)	$39,129
Douglas E. Van Houweling	$62,900	$17,276	(2)	$10,750	(4)	$90,926

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2009 in accordance with SFAS No. 123(R) of stock awards and options granted in 2009 and prior fiscal years, with the exception that estimated forfeitures related to service-based vesting were disregarded in calculating these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2009.

(2)	We awarded each of Mr. Castor, Mr. Howard, Mr. Kennedy, Mr. Loarie, Mr. Mutch, Mr. Quicke and Mr. Van Houweling, 6,250 shares of restricted stock on October 23, 2008. Messrs. Castor, Kennedy, Loarie and Van Houweling were each awarded an additional 2,483 shares of restricted stock on October 23, 2008. These awards will become fully vested on the earlier of October 23, 2009 or the date of the 2009 Annual Meeting of Stockholders. The full grant date fair value for each of the awards of 6,250 shares was $17,744 and for each award of 2,483 shares, was $7,049, or $2.84 per share, computed in accordance with SFAS No. 123(R).

(3)	We awarded Mr. Ruisi 16,250 shares of restricted stock on October 23, 2008. This award shall vest with respect to 33.33% of the shares on the first anniversary of the grant date, and with respect to 8.33% of the shares quarterly thereafter. The total grant date fair value for this award, computed in accordance with SFAS No. 123(R), was $46,134, or $2.84 per share.

(4)	We granted each of Mr. Castor, Mr. Howard, Mr. Kennedy, Mr. Loarie, Mr. Mutch, Mr. Quicke and Mr. Van Houweling options to purchase 12,500 shares of our common stock on October 23, 2008. Messrs. Castor, Kennedy, Loarie and Van Houweling were each granted additional options to purchase 4,966 shares of our common stock on October 23, 2008. These options vested with respect to 25% of the shares covered by the option on a quarterly basis (with the first vesting date being January 23, 2009) such that the options will become fully vested on the earlier of October 23, 2009 or the date of the 2009 Annual Meeting of Stockholders. The full grant date fair value for each of the awards of options to purchase 12,500 shares was $11,031, and for each of the awards of options to purchase 4,966 shares, was $4,383, or $0.88 per share, computed in accordance with SFAS No. 123(R).

(5)	We granted Mr. Ruisi an option to purchase 32,500 shares of our common stock on October 23, 2008. This option shall vest with respect to 33.33% of the shares covered by the option on the first anniversary of the grant date and with respect to 8.33% of the shares covered by the option quarterly thereafter. The total grant date fair value for this option, computed in accordance with SFAS No. 123(R), was $31,593, or $0.97 per share.

(6)	Mr. Mercer did not stand for re-election at our Annual Meeting of Stockholders held on October 23, 2008.

(7)	The following table sets forth the number of shares of restricted stock or restricted stock units and the number of shares underlying stock options held by each of the non-employee directors at the end of fiscal 2009.

Name	Shares of Restricted Stock or Restricted Stock Unit Awards	Number of Shares Subject to Options
Jon S. Castor	8,733	62,466
Jack L. Howard	6,250	45,000
Joseph S. Kennedy	8,733	144,966
Robert J. Loarie	8,733	149,966
John Mutch	15,729	45,000
John J. Quicke	6,250	45,000
Lawrence J. Ruisi	16,250	32,500
Douglas E. Van Houweling	8,733	144,966

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Jon S. Castor (Chairman), Robert J. Loarie and John J. Quicke. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Adaptec’s Board of Directors or Compensation Committee.

Compensation Committee Report

The members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Jon S. Castor, Chair

Robert J. Loarie

John J. Quicke

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended March 31, 2009.

The Audit Committee’s purpose is, among other things, to assist our Board of Directors in its oversight of its financial accounting, reporting and controls. Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of The NASDAQ Global Market. The Audit Committee operates under a written charter, which was formally adopted by the Board of Directors in June 2000 and most recently updated in March 2004.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our Consolidated Financial Statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or PricewaterhouseCoopers LLP.

The Audit Committee has reviewed and discussed our audited Consolidated Financial Statements for the fiscal year ended March 31, 2009 with management and PricewaterhouseCoopers LLP. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board. The Audit Committee has discussed with PricewaterhouseCoopers LLP the communications concerning independence and that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements be included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2009.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

AUDIT COMMITTEE

John Mutch, Chair

Jon S. Castor

Lawrence J. Ruisi

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

Any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related person transactions, each year, we require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Governance and Nominating Committee of our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of “independent” as defined in the rules of The NASDAQ Stock Market, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Person Transactions

Settlement Agreement with Steel Partners

On October 26, 2007, we entered into a Settlement Agreement (the “Settlement Agreement”) with Steel Partners and Steel Partners II (collectively, the “Steel Group”) to end the election contest that was to occur at our 2007 Annual Meeting of Stockholders. Steel Partners, our largest stockholder, beneficially owns approximately 10.92% of our common stock as of September 14, 2009.

Pursuant to the Settlement Agreement, we agreed:

•	To increase the size of our Board of Directors from eight to nine members prior to the 2007 Annual Meeting of Stockholders;

•	That Judith M. O’Brien and Charles J. Robel would not stand for re-election at the 2007 Annual Meeting of Stockholders;

•

To nominate, recommend, support and solicit proxies for each of Jack L. Howard, John J. Quicke and John Mutch (collectively, the “Steel Nominees”) for election to our Board of Directors at the 2007 Annual Meeting of Stockholders;

•

Following the election of the Steel Nominees to our Board of Directors at the 2007 Annual Meeting of Stockholders, to appoint John Mutch to our Audit Committee, John J. Quicke to our Compensation Committee and Jack L. Howard to our Nominating and Governance Committee;

•	In the event of a vacancy of a Steel Nominee prior to our 2008 Annual Meeting of Stockholders, to allow Steel Partners to designate another person to our Board of Directors to fill the vacancy;

•	To appoint a Steel Nominee to any committee of our board of directors, if established in the future;

•

That during the period from the date of the 2007 Annual Meeting of Stockholders to the date of our 2008 Annual Meeting of Stockholders, the size of our Board of Directors would not exceed nine members;

•

That during the period from October 26, 2007 to immediately following the 2007 Annual Meeting of Stockholders, we would not enter into any binding agreement or arrangement related to any acquisition or purchase of assets or a business that constitutes 20% or more of our net revenues, net income or assets, or 20% or more of any class or series of our securities, unless either (1) the binding agreement or arrangement requires us to obtain the approval of our stockholders to complete the transaction or (2) Steel Partners provides its prior written approval of such transaction;

•

That following the 2007 Annual Meeting of Stockholders, we and the Steel Nominees would review our business, financial condition, results of operations and outlook and will use commercially reasonable efforts to develop a set of mutually agreeable goals for improving our performance. After we agreed upon these goals, we and the Steel Nominees would use commercially reasonable efforts to engage as soon as reasonably practicable, but no later than 60 days after developing the mutually agreed upon goals, a third-party consultant to assist us in making recommendations to achieve these goals; and

•	To reimburse the Steel Group up to $50,000 for expenses that it incurred in connection with its activities relating to the 2007 Annual Meeting of Stockholders, including the Settlement Agreement.

Pursuant to the Settlement Agreement, Steel agreed:

•

To be present at the 2007 Annual Meeting of Stockholders and to vote all of the shares of our common stock that it beneficially owns at the 2007 Annual Meeting of Stockholders in favor of the election of each of our incumbent directors; and

•

To refrain from taking certain actions during the period beginning on October 26, 2007 and ending immediately following the 2007 Annual Meeting of Stockholders, including: taking certain actions with respect to tender or exchange offers, business combination transactions and election contests; selling the shares of our common stock that it beneficially owns; and seeking to amend our certificate of incorporation or bylaws.

In December 2007, we held our 2007 Annual Meeting of Stockholders, at which our stockholders elected nine directors to our Board of Directors, including each of the Steel Nominees. Mr. Howard is the President of Steel Partners and Mr. Quicke is a Managing Director and operating partner of Steel Partners. The Steel Group represented to us in the Settlement Agreement that Mr. Howard and Mr. Quicke may be deemed to be affiliates of Steel Partners II under the rules of the Exchange Act, but that Mr. Mutch was not an affiliate of Steel Partners II. Following our 2007 Annual Meeting of Stockholders, Mr. Quicke was appointed to our Compensation Committee, Mr. Howard was appointed to our Nominating and Governance Committee and Mr. Mutch was appointed to our Audit Committee. We have compensated each of the Steel Nominees with equity awards or equity-based awards as described under the caption “Director Compensation.”

The Settlement Agreement terminated immediately following the 2007 Annual Meeting of Stockholders, except as to specific provisions as set forth in the Settlement Agreement.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

Other than as set forth in this section and the compensation arrangements set forth under the caption “Executive Compensation,” since April 1, 2008 there has not been, nor is there currently proposed, any transaction in which we were or will be a participant and in which the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2010 Annual Meeting of Stockholders must submit such proposal to us by             , 2010 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2010 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2010 Annual Meeting of Stockholders, must submit the required information to us between July 28, 2010 and August 27, 2010; provided, however, if the 2010 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then to be timely the required information must be delivered by the stockholder no later than 75 days prior to and no earlier than 105 days prior to the 2010 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2010 Annual Meeting of Stockholders is first made by our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009, except that Steel Partners II filed one Form 4 late during fiscal 2009, which covered a total of three open market purchases of shares of our common stock by Steel Partners II.

ANNUAL REPORT

A COPY OF OUR 2009 ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2009, AS FILED WITH THE SEC, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE 2009 ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2009 TO: SECRETARY, ADAPTEC, INC., 691 SOUTH MILPITAS BOULEVARD, MILPITAS, CALIFORNIA 95035.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors,

Corporate Secretary

Preliminary copy

YOUR VOTE IS IMPORTANT Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADAPTEC, INC.

Adaptec, Inc.

Proxy for 2009 Annual Meeting of Stockholders November 10, 2009

The undersigned stockholder(s) of Adaptec, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, each dated 2009, and hereby appoints Subramanian “Sundi” Sundaresh and Mary Dotz, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2009 Annual Meeting of Stockholders to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Tuesday, November 10, 2009 at 1:00 p.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

(Important - To be signed and dated on reverse side)

PROXY

ADAPTEC, INC. OFFERS STOCKHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-786-5337, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Standard Time on November 9, 2009.

INTERNET VOTING

Visit the Internet voting Web site at http://proxy.georgeson.com.

Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Standard Time on November 9, 2009.

VOTING BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

??DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ?

Please mark X votes as in this example.

FOR AGAINST ABSTAIN

The Board recommends a vote “FOR” each Nominee listed below

1. Election of directors to serve until the next annual meeting of stockholders or until their successor has been elected and qualified.

FOR AGAINST ABSTAIN

01 Paul G. Hansen

FOR AGAINST ABSTAIN

02 Jack L. Howard

FOR AGAINST ABSTAIN

03 Joseph S. Kennedy

FOR AGAINST ABSTAIN

04 Robert J. Nikl

FOR AGAINST ABSTAIN

05 Subramanian “Sundi” Sundaresh

FOR AGAINST ABSTAIN

06 Douglas E. Van Houweling

FOR AGAINST ABSTAIN

07 Gopal Venkatesh

The Board recommends a vote “FOR” Proposal No. 2

2. To ratify the FOR AGAINST ABSTAIN appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Date , 2009

Signature

Signature

This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.nts or a community property, all joint owners should sign.